Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated June 16, 2005, accompanying the financial statements of Thomas Drilling Company as of December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004. This report is contained in Bronco Drilling Company, Inc.’s Prospectus and Registration Statement on Form S-1. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Freemon, Shapard and Story

Wichita Falls, Texas

March 17, 2006